Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

SKULLCANDY, INC.,

SKULLCANDY INTERNATIONAL AG,

AND

57 NORTH AB

DATED AS OF AUGUST 26, 2011

TABLE OF CONTENTS

(continued)

ii

STOCK PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of August 26, 2011, by and among 57 North AB, corp reg no 556707-0056, a company organized under the laws of Sweden (“Seller”), Skullcandy, Inc., a Delaware company (“Parent”), and Skullcandy International AG, a wholly owned subsidiary of Parent (“Buyer”). Parent, Buyer and Seller are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Seller owns all of outstanding equity interests (collectively, the “Shares”) of Kungsbacka 57 AB, corp reg no 556831-9841, a company organized under the laws of Sweden (the “Company”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Parties’ mutual covenants and agreements set forth herein, and for other good, valuable and adequate consideration received, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls twenty-five percent (25%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise; provided, however, for purposes of Section 4.5, twenty-five percent (25%) in clause (b) hereof shall be replaced with ten percent (10%) and KH Venture AS, organizational number: 997 077 288, Utsynsveien 1 G, 1176 Oslo, and Kenneth Hauge, shall not be deemed an Affiliate of Seller.

“Ancillary Agreements” shall mean the Escrow Agreement, the Transition Services Agreement and the Sales Agency Agreement.

“Business” means the business operations of Seller and its Affiliates conducted prior to the date hereof with respect to the Distribution Agreement.

“Business Day(s)” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, California are required or authorized by applicable law to be closed.

“Distribution Agreement” means that certain International Distribution Agreement, dated November 13, 2006, by and between Seller and Parent.

“Escrow Agreement” means that certain escrow agreement dated as of the date hereof by and between Parent, Seller and Computershare Trust Company, N.A., as escrow agent (the “Escrow Agent”).

“Escrow Amount” means five hundred thousand United States America of dollars ($500,000).

“GAAP” means Swedish generally accepted accounting principles.

“Governmental Authority” means any federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau or instrumentality thereof or agency or any court, tribunal, or judicial or arbitral body.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all internet addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Knowledge” means in respect of Seller, the actual knowledge of Geir Feltstykket, Petter Andresen, Anders Hakansson and Henrick Andersson.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Authority having the effect of law.

“Lien” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” shall mean with respect to the Company or the Business, any significant adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Company Contracts, Customers or operations or condition of the Business or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a “Material Adverse Effect.”

“Organizational Documents” means the articles, certificate, bylaws or similar documents of the applicable Person.

“Ordinary Course of Business” means any action or inactions taken by the Company if such action or inaction was consistent with past practices and is taken in the ordinary course of operations of the Business as conducted by Seller and its Affiliates prior to the date hereof.

“Permits” means licenses, permits, approvals, authorizations, variances, waivers or consents issued by any Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under applicable law.

“Products” means products designed, manufactured, produced, distributed or sold by Parent, whether or not they bear the Parent’s trademark or logo, including but not limited to, audio equipment, audio accessories, apparel, accessories and related items.

“Sales Agency Agreement” means the agreement between Parent and Seller providing for the sale of Products by Seller within Sweden, Finland, Denmark and Norway.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any and all returns, reports and forms (including declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall acquire from Seller, and Seller shall sell and deliver to Buyer, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens, for the consideration specified in this Article II.

2.2 Purchase Price. As consideration for the sale and delivery of the Shares and the representations and covenants contained herein, on the Closing Date, Buyer shall pay to Seller fifteen million United States of America Dollars ($15,000,000) in cash (the “Purchase Price”) minus the Escrow Amount, in immediately available funds by bank wire transfer to a bank in Sweden in accordance with the payment instructions and to the account set forth on Schedule 2.2 attached hereto.

2.3 Inventory Purchase Price. As consideration for the sale and delivery of the Inventory and the representations and covenants contained herein, on the Closing Date, Buyer shall pay to Seller two million nine hundred thousand United States of America Dollars ($2,900,000) in cash (the “Inventory Purchase Price”), plus applicable V.A.T., in immediately available funds by bank wire transfer to a bank in Sweden in accordance with the payment instructions and to the account set forth on Schedule 2.2 attached hereto.

2.4 Escrow Amount. Parent, Buyer and Seller hereby authorize and instruct Buyer to deduct from the Purchase Price the Escrow Amount and deposit such amount into an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement.

2.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller at Bryggegaten 7, NO-0124 Oslo, Norway, on the date hereof (the “Closing Date”) effective as of 12:01 am on such date.

2.6 Taking of Necessary Action; Further Action. If, at any time after the Closing, any commercially reasonable further action on the part of Parent, Buyer, Seller or the Company is necessary or desirable to carry out the purposes of this Agreement, the Parties agree to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. Except as set forth on the schedules of exceptions and disclosures schedules delivered in connection herewith (the “Disclosure Schedule”), which Disclosure Schedule shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, Seller hereby represents and warrants to Buyer as follows:

(a) Organization, Authority and Qualification of Seller. Seller is duly organized, validly existing and in good standing under the laws of Sweden and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to own, hold, sell and transfer pursuant to this Agreement the Shares. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller, including by its board of directors and shareholders as required pursuant to its Governing Documents. This Agreement and the Ancillary Agreements to which Seller is a party have been, duly and validly executed and delivered by Seller, and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b) Organization of the Company; Qualification; Corporate Power; Books and Records. The Company is a corporation existing and in good standing under the laws of Sweden, and has full corporate power and authority to carry on its business as it is currently being conducted. The Company does not, directly or indirectly, have any subsidiaries. The minute books and shareholder register and other similar records of the Company are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken by shareholders, directors, committees of the board of directors of the Company from the date of the Company’s inception through the date hereof. The Seller has, prior to the execution of this Agreement, delivered to Parent true and complete copies of the Company’s Organizational Documents, each as amended through the date hereof. The Company is not in violation of any provision of the Company’s Organizational Documents

(c) Capitalization and Title to Shares. The entire issued and registered share capital of the Company consists of SEK 50,000, and the Shares constitute all of the issued and outstanding shares of the Company. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are held of record by Seller. Seller is the lawful owner of the Shares, free and clear of any Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue or sell any of its shares.

(d) No Conflict or Violation; Consents. Neither the execution and the delivery of this Agreement nor the completion of the transactions contemplated hereby will (i) violate any order, judgment or decree relating to either Seller’s or the Company’s business or by which Seller or the Company is bound, (ii) violate any provision of Seller’s Organizational Documents or the Company’s Organizational Documents, (iii) impose any Lien on the Company, the Business or the assets of the Company or (iv) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract or Permit of the Business. No consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the transfer of the Shares.

(e) Directors. The names of each director of the Company on the date hereof, and his or her position with the Company, are listed in Section 3.1(e) of the Disclosure Schedule.

(f) Title to Contracts. The Company is the sole and exclusive legal, beneficial and equitable owner of all right, title and interest in and has good and marketable title to each Contract to which the Seller or its Affiliates operated the Business (the “Company Contracts”). Each Company Contract that was assigned by Seller to the Company prior to the date hereof was properly assigned or transferred by the Seller to the Company. None of the Company Contracts are subject to any Liens and no Person other than the Company has any interest in any of the Company Contracts. Other than the Company Contracts, the Company does not have any legal, beneficial or equitable right, title or interest in any other contract, asset or property

(g) Financial Statements. Seller has delivered to Buyer copies of the unaudited financial statements of the Business for the fiscal year ended December 31, 2010 (including the notes therein) and all interim periods following such date (the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Company as of and for the period then ended. As of the date hereof, the Company has no liabilities other than those appearing on the most recent Financial Statement, other than those occurring in the Ordinary Course of Business after the date thereof.

(h) Customers. Schedule 3.1(h)(A) of the Disclosure Schedule sets forth each customer of the Business during the fiscal year 2010 and from January 1, 2011 through August 1, 2011 (the “Customers”). Schedule 3.21(h)(B) of the Disclosure Schedule sets forth the current accounts receivable owed by each Customer as of August 1, 2011 (the “Pre-Closing Accounts Receivable”). Schedule 3.1(h)(C) of the Disclosure Schedule sets forth each outstanding purchase order or other delivery obligation of Seller, its Affiliates or the Company with respect to each Customer as of August 1, 2011 (the “Outstanding Purchase Orders”).

(i) Absence of Certain Changes. Since December 31, 2010, the Seller and its Affiliates have conducted in the Ordinary Course of Business, and there has not been (i) any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) any material impairment of Inventory or (iii) any notice by any Customer that such Customer does not intend to continue its relationship with respect to the Business.

(j) Compliance With Laws. The Company is in compliance with all Laws applicable to the Company and the conduct of the Business. The Seller and its Affiliates have at all times conducted the Business in compliance with all Laws applicable to them or to the Business generally.

(k) Tax Matters. Prior to the date hereof, (i) the Company does not currently owe any Tax (except as follows from ordinary business), has not taken any action requiring the payment of any Tax and there are no Tax liens on the Company; and (ii) no Tax shall become payable to any Swedish or Norwegian tax authority with respect to the transactions contemplated by this Agreement.

(l) Intellectual Property. To the Knowledge of Seller, the Company has not infringed, misappropriated or otherwise conflicted with, and the operation of the Business does not infringe, misappropriate or otherwise conflict with, any Intellectual Property rights of any third party. To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the “Company Trademarks” as defined in the Distribution Agreement.

(m) Contracts. Schedule 3.1(m) of the Disclosure Schedule contains a true and complete list of each of the Company Contracts, each of which, subject to Section 4.7, has been legally transferred and assigned to the Company as of the date hereof. True and complete copies of all such Company Contracts or, if not reduced to writing, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Buyer prior to the execution of this Agreement. Each Company Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and to Seller’s Knowledge, of each other party thereto. Neither the Company nor, to Seller’s Knowledge, any other party to such Company Contract, is in breach or default of any Company Contract, and to Seller’s Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under any Company Contract. Seller and the Company are in full compliance with all terms of the Distribution Agreement. None of the Company Contracts (i) automatically terminate or allows termination by the other party thereto upon consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory.

(n) Inventory. Schedule 3.1(n) of the Disclosure Schedule contains an accurate listing of the Product inventory to be sold by Seller to Buyer as of the date hereof (the “Inventory”). The Inventory has not been modified from its original condition in any respect, including any barcode or other markings and is in good and saleable condition. The Seller has good and marketable title to the Inventory free and clear of any encumbrances.

(o) Insurance. To Seller’s Knowledge, there are no circumstances that will (i) lead to a claim against such insurance or (ii) lead to any such insurance being revoked, violated or not renewed in the Ordinary Course of Business.

(p) Litigation. Neither Seller nor any of its directors, officers, employees or shareholders are engaged in or a party to, or to the Knowledge of Seller, threatened with any Action against, related to or affecting Seller, the Business or the Company. To the knowledge of Seller, no reasonable basis exists for any such Action. Seller has no knowledge of any investigation threatened or contemplated by and Governmental Authority in respect of the Business or the Company. Neither Seller, the Company nor the Business are the subject of or subject to any judicial or administrative adjudicatory judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

(q) Employee Matters. The Company is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. There is no labor strike or labor disturbance pending, or to the Seller’s and Company’s knowledge, threatened against the Company nor other labor difficulty. Schedule 3.1(q) of the Disclosure Schedule, sets forth, with respect to the Company, (i) a list of all employees employed by the Company (including name, title and position), (ii) a list of all written Contracts, agreements, understandings, arrangements or commitments with each such employee (the “Employee Contracts”), regarding services to be rendered, terms and conditions of employment, confidentiality and assignment of inventions, if applicable, and (iv) any benefit plans of such employee. The Company has not received notice of, and is not aware of, any pending resignation by the employees listed on Schedule 3.1(q) of the Disclosure Schedule, and has no reason to believe that such employees will no continue their employment with the Company after the consummation of the transactions contemplated by this Agreement.

(r) Neither the execution of this Agreement or the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or any related transactions will result in any liability to the Buyer under or with respect to any employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits, including incentive compensation or other benefits.

(s) Affiliate Transactions. Except as set forth on Schedule 3.1(s) of the Disclosure Schedule, neither Seller nor any of its Affiliate are (i) a party to any contract or agreement with the Company, (ii) indebted to the Company or a guarantor or otherwise liable for any liability of the Company or (iii) a holder of any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in the Business.

(t) Permits. Seller and/or its Affiliates currently hold all such Permits necessary for the operation of the Business and all such Permits are in full force and effect. Neither Seller nor its Affiliates has received notice from any Governmental Authority regarding any proposed modification, non-renewal, suspension or cancellation of any such Permits, and to the Knowledge of Seller, no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension or cancellation of any such Permit.

(u) Brokers’ Fees. Neither Seller nor the Company have any obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization of Buyer; Enforceability; Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Switzerland. Both Parent and Buyer have all requisite corporate power and authority, and have taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which they are parties and the consummation of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action. No other corporate proceedings on the part of Parent or Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Buyer and is, and upon execution and delivery the Ancillary Agreements to which they are parties, each such Ancillary Agreement will be, a legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with their terms.

(b) No Conflict or Violation; Consents. Neither the execution and the delivery of this Agreement nor the completion of the transactions contemplated hereby will (i) violate any order, judgment or decree relating to either Parent’s or Buyer’s business or by which Parent or Buyer is bound or (ii) violate any provision of Parent’s Organizational Documents or the Buyer’s Organizational Documents. No consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by Parent or Buyer in connection with the execution, delivery and performance by Parent and Buyer of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the transfer of the Shares.

(c) Brokers’ Fees. Buyer has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(d) Investment. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(e) Litigation. No litigation, action, suit, claim, audit or proceeding by or against Buyer is pending or, to the best of Buyer’s knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1 Further Assurances. Each Party shall use its best efforts to implement the provisions of this Agreement. For such purpose, each Party, at the request of the other Party, at the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the other Party such instruments in addition to those required by this Agreement, in form and substance satisfactory to the other Party, and take all such other actions, as the other Party may reasonably deem necessary or desirable to implement any provision of this Agreement. Each Party shall cooperate fully with each other in all reasonable respects in promptly seeking to obtain any authorizations, consents, orders and approvals, including, without limitation, any authorizations, consents, orders and approvals of, with or by any Governmental Authority necessary for the performance of such Party’s obligations under the Transaction Documents.

4.2 Expenses. Each Party shall bear all legal, accounting and other expenses incurred by such Party in connection with the negotiation, preparation and execution of the Transaction Documents and the completion of transactions contemplated hereby and thereby, as applicable.

4.3 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar Taxes which may be payable to any Swedish or Norwegian tax authority in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (collectively, the “Transfer Taxes”) shall be borne exclusively by Seller. Seller shall be responsible to file all necessary documentation in connection with the payment and reporting of such Transfer Taxes.

4.4 Press Releases and Disclosure. Neither Seller, Buyer nor their respective Affiliates, shall issue or publish any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors, accountants and funding sources of Seller and Buyer) without the consent of all the Parties, which consent shall not be unreasonably withheld; provided, however, any disclosure required by applicable law shall not be a violation of this Section 4.4.

4.5 Confidentiality; Non-Competition.

(a) Confidentiality. From and after the Closing Date, Seller shall, and cause its Affiliates to, treat and hold strictly confidential all confidential information, data, customer lists, distribution channels and materials relating to the Business (“Confidential Information”), refrain from using (directly or indirectly) any of the Confidential Information, or as expressly contemplated or permitted hereby, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall, and shall cause its Affiliates to, notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 4.5.

(b) Non-Competition. In exchange for receiving the Purchase Price and in order to preserve the value of the Business acquired hereunder by Buyer, the Seller shall, and cause its Affiliates to, not engage, directly or indirectly, in the distribution of audio headphones anywhere within the European Union, other than as contemplated by the Sale Agency Agreement, or as currently being conducted, until December 31, 2016. Additionally, the Seller shall, and shall cause its Affiliates to, not directly or indirectly, solicit for employment or other services, or employ or engage as a consultant or otherwise, any employees of Parent, Buyer or any of their Affiliates (including after the Closing Date, the Company) until December 31, 2016. In addition, Seller shall, and cause its Affiliates to, not, for a period of five (5) years after the Closing Date, either directly or indirectly, for their own benefit or the benefit of any Person, (i) market, solicit the purchase of, sell or offer to sell headphone products to any customers of the Business, Parent or Buyer, (ii) solicit, attempt to solicit, call on, divert or attempt to divert from Parent or any of its Affiliates or its successors in interest after the Closing, any customers or suppliers of the Business, Parent or Buyer, or (iii) in any way interfere with, disrupt or attempt to disrupt any relationships between Parent or any of its Affiliates and any of the customers or suppliers or other individuals or entities with whom it deals in connection with the Business.

(c) Breach. Seller agrees that any material breach of Section 4.5 will result in irreparable damage to Parent and Buyer for which Parent and Buyer will have no adequate remedy at law, and therefore, if such a breach should occur, the Seller shall, and cause its Affiliates to, consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Parent and/or Buyer enjoining any such breach, without prejudice to any other right or remedy to which Parent and Buyer shall be entitled, and without the posting of a bond. In the event that any portion of this Section 4.5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum lesser period of time, geographic range, or range of activities as to which it may be enforceable. Each of the covenants herein shall be deemed a separate and severable covenant. In the event that Seller breaches any provision of this Section 4.5, Parent shall be entitled to recover all costs of enforcement, including reasonable attorneys’ fees. The times periods specified in paragraph (a) above shall be extended for the length of any period in which the Selling Parties are in breach of this Section 4.5.

4.6 Collection of Receivables. On or following the Closing, if Seller or its Affiliates receives payments from any third parties, Customers or any other Person, other than with respect amounts with respect to the Pre-Closing Accounts Receivable, Seller agrees that it shall deliver, or cause its Affiliates to deliver, all such payments to Buyer or pay to Buyer an amount equal to such payments received.

4.7 Company Contracts. To the extent that Seller fails to get any required consent or approval to transfer a Company Contract to the Company prior to the date hereof, Seller shall work in good faith, at Seller’s sole cost, with Buyer and the Company to obtain the required consents after the Closing Date. Pending the transfer of the Company Contracts to the Company, Seller shall ensure that the Company obtains all economic benefit of such contract.

4.8 Returns. The return of any Products sold prior to the date hereof shall be handled through the Sales Agency Agreement.

4.9 Records and Documents. From and after the Closing, Seller agrees that Buyer will be entitled to possession of all documents, records, agreements and financial data of any sort related to the Business.

4.10 Cessation of the Operation of the Business. From and after the Closing, Seller and its Affiliates shall not, directly or indirectly, continue to engage in the Business and shall cease the operation of any on-line, direct response or other sales efforts with respect to the distribution of Parent’s products within the Territory (as defined in the Distribution Agreement), other than as permitted in the new distribution agreement provided for in Section 5.1(d) below.

4.11 Intellectual Property Matters. After the Closing, Buyer and the Company will be solely responsible for any and all matters relating to the Intellectual Property filings in Turkey and all liability associated therewith.

ARTICLE V

OTHER CLOSING OBLIGATIONS

5.1 Seller’s Obligations. On or prior to the Closing Date, Seller shall cause each of the following to occur:

(a) The Company shall have delivered to Buyer copies of its Organization Documents, each certified by a director of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(b) Buyer to receive title to the Inventory, free and clear of all liens.

(c) Buyer to receive duly executed resignations, effective as of the Closing, of each director of the Company.

(d) Each of Geir Feltstykket, Petter Andresen and Anders Hakansson to enter into a non-competition agreement with Buyer in the form agreed to by the applicable parties.

(e) Seller and Parent to enter into the Sales Agency Agreement.

(f) Seller to enter into a transition services agreement with Buyer in the form agreed to by the Parties (the “Transition Services Agreement”).

(g) Seller to deliver to Buyer certificates (or affidavits of lost certificates) representing the Shares (together with duly executed stock powers, if applicable).

(h) Seller shall, or shall cause the Company to, pay all amounts owed by the Company to Parent.

(i) Seller shall enter into the Escrow Agreement.

(j) The Company to record the transfer of the Shares to Buyer (or as Buyer shall otherwise direct in writing) on the Company’s shareholders’ register and deliver new share certificates for the Shares to Buyer.

5.2 Parent’s and Buyer’s Obligations. On or prior to the Closing Date, Parent and Buyer shall cause each of the following to occur:

(a) Buyer to enter into a non-competition agreement with each of Geir Feltstykket, Petter Andresen and Anders Hakansson in the form agreed to by the applicable parties.

(b) Seller and Parent to enter into the Sales Agency Agreement.

(c) Buyer to enter into the Transition Services Agreement with Seller.

(d) Buyer to enter into the Escrow Agreement.

(e) Buyer shall deliver to Seller by bank wire transfer of immediately available funds an amount in cash equal to the Purchase Price, less the Escrow Amount, and the Inventory Purchase Price.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Survival. All statements contained in any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Parties, shall be deemed to be material and to have been relied upon by the other Parties hereto and shall survive the Closing and be enforceable until fully performed. Unless otherwise specified, the representations and warranties of Seller and Buyer contained herein shall survive the Closing Date until December 31, 2012 (the “Expiration Date”). No investigation made by any of the Parties shall in any way limit the representations and warranties of the parties. The covenants and agreements contained in this Agreement that by their terms are to be performed prior to Closing shall not survive and shall expire at the Closing, provided, however, notwithstanding the foregoing, the covenants and agreements of Buyer and Seller contained in this Agreement to be performed or related to periods after the Closing shall survive the Closing until the applicable time. Any claim for indemnification under the representations and warranties that is asserted in writing within the survival period shall survive until resolved or judicially determined without possibility of appeal.

6.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective officers, directors, employees, advisors, representatives, stockholders and agents (the “Seller Indemnified Parties”) against any Damages incurred by Seller that are incident to, arise out of, in connection with, or related to, whether directly or indirectly (i) any breach or violation of, inaccuracy in or omission from any warranty or representation of Parent or Buyer; (ii) any breach or violation of any covenant or agreement of

Parent or Buyer; and (iii) any transactions entered into or events occurring or arising out of the operation of the Business after the Closing.

6.3 Indemnification by Seller. Subsequent to the Closing, Seller shall indemnify, defend and hold harmless Parent, Buyer, the Company, their Affiliates, and each of their respective officers, directors, employees, advisors, representatives, stockholders and agents (“Buyer Indemnified Parties”) against any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively “Damages”) incurred by Buyer Indemnified Parties that are incident to, arise out of, in connection with, or related to, whether directly or indirectly (i) any breach or violation of, inaccuracy in or omission from any warranty or representation of Seller contained in this Agreement; (ii) any breach or violation of any covenant or agreement of Seller; and (iii) any transactions entered into or events occurring or arising out of the operation of the Business prior to the Closing.

6.4 Limitations on Indemnification. Except in the case of fraud or willful misconduct, the aggregate amount of all payments made by Seller in satisfaction for Damages related to claims for indemnification pursuant to Section 6.3, other than with respect to any breach or violation of, inaccuracy in or omission from the representations set forth in Section 3.1(c), Section 3.1(k) and Section 3.1(o) (the “Fundamental Representations”), shall not exceed the Escrow Amount. The Escrow Amount shall be available to compensate Buyer Indemnified Parties for any and all Damages paid, incurred or sustained by any Buyer Indemnified Parties related to claims for indemnification pursuant to Section 6.3 (other than with respect to any breach or violation of, inaccuracy in or omission from the Fundamental Representations). The Escrow Amount shall be reduced by the amount, if any, of Damages payable by Seller to any Buyer Indemnified Parties with the remaining portion of the Escrow Amount, if any, that is not subject to any claims for indemnification made prior to the Expiration Date, being paid to Seller promptly after the Expiration Date (or with respect to any amounts withheld that are subject to an existing Dispute Note, upon resolution of such dispute). The term “Damages” is not limited to matters asserted by third parties against Seller Indemnified Parties or Buyer Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims.

6.5 Notice of Claims.

(a) Any Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) seeking indemnification hereunder shall, within the relevant limitation period provided for above, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) Indemnitor shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within fifteen (15) days after the giving of the Dispute Notice, a representative of Indemnitor and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter. In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the parties shall proceed to binding arbitration.

6.6 Third Person Claims. If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto, such Indemnified Party shall promptly notify the Indemnitor in writing of such claims, setting forth such claims in reasonable detail. The Indemnitor shall have ten (10) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense and provided further that, if in the opinion of counsel for such Indemnified Party there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor. If the Indemnitor does not notify the Indemnified Party within ten (10) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor’s cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnitor shall not, except with the consent of the Indemnified Party, (i) enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties (i.e. Seller Indemnified Party or Buyer Indemnified Party, as the case may be) of an unconditional release from all liability with respect to such claim or (ii) consent to entry of any judgment

6.7 Purchase Price Adjustments. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE VII

MISCELLANEOUS

7.1 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of England without regard to its conflicts of law doctrine. The prevailing Party in any dispute shall be entitled to all expenses, including attorneys’ fees and costs, incurred in connection with any dispute hereunder. All actions arising out of or relating to this Agreement shall be heard and determined exclusively by arbitration in accordance with the arbitration rules of the International Chamber of Commerce. The arbitral proceedings shall be carried out in the English language and the place of arbitration shall be London.

7.2 Schedules, Addenda and Exhibits. All schedules, addenda and Exhibits attached to this Agreement, including the Disclosure Schedule, are incorporated herein and shall be part of this Agreement for all purposes.

7.3 Amendments. This Agreement may be amended only by a writing executed by all of the Parties.

7.4 Entire Agreement. The Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.

7.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Parent, or by Parent without the prior written consent of Seller, except that Parent may, without such consent but with prior notice to Seller, assign the rights hereunder (either before or after the Closing Date), including, without limitation, the right to acquire the Assets, to an Affiliate of Parent, including Buyer (a “Permitted Designee”); provided, however, that no such assignment shall release Parent of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.6 Waivers. Except as otherwise provided herein, any Party may waive in writing compliance by the other Parties with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law). Any waiver by any Party of any violation of, breach of or default under any provision of this Agreement by the other Parties shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other violation of, breach of or default under any other provision of this Agreement.

7.7 Third Parties. Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give any Person, other than Buyer and Seller, any rights or remedies under or by reason of this Agreement.

7.8 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. All references to articles, sections, exhibits or schedules refer to articles, sections, exhibits or schedules of this Agreement, unless otherwise stated.

7.9 Interpretation.

(a) No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.

(b) In this Agreement, unless a clear contrary intention appears:

(i) the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates;

(ii) references to “$” shall be to United States dollars;

(iii) reference to any Person includes such Person’s successors and assigns;

(iv) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement;

(v) “including” means including without limiting the generality of any description preceding such term;

(vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(vii) “or” is disjunctive but not necessarily exclusive.

7.10 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within five (5) calendar days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) within 12 hours after being sent by facsimile or email, with confirmed receipt, or (d) within two (2) Business Days of being sent by priority delivery by established overnight courier, to the Parties at their respective addresses set forth below.

If to Seller, addressed to:

57 North AB

c/o Imageware AS

PO Box 171 Bogstadvn

N-0232 Oslo, Norway

Attention: Geir Feltstykket

With copy (which shall not constitute notice hereunder) to:

57 North AB

C/O Imageware AS

PO Box 171 Bogstadvn

N-0232 Oslo, Norway

Attention: Geir Feltstykket

If to Parent or Buyer, addressed to:

Skullcandy, Inc.

1441 West Ute Blvd., Suite 250

Park City, UT 84098

Attention: General Counsel

With copy (which shall not constitute notice hereunder) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention: B. Shayne Kennedy and David M. Wheeler

Facsimile: (714) 755-8290

Any Party by written notice to the other Party in accordance with this Section 7.10 may change the address or the Persons to whom notices or copies thereof shall be directed.

7.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

7.12 Severability. If any term or other provision of this Agreement is deemed by any court to be violative of Law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER: 57 NORTH AB
By: /s/ Geir Feltstykket
Name: Geir Feltstykket
Title: Chairman

By: /s/ Anders Hakansson
Name:	Anders Hakansson
Title: Chief Executive Officer

BUYER SKULLCANDY INTERNATIONAL AG
By: /s/ Mitch Edwards
Name:	Mitch Edwards
Title: President

PARENT: SKULLCANDY, INC.
By: /s/ Mitch Edwards
Name:	Mitch Edwards
Title: Chief Financial Officer, General Counsel and Secretary

[Signature Page to Share Purchase Agreement]